                                                                 EXECUTION COPY
                                                                 --------------





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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SFX ENTERTAINMENT, INC.,

                             SFX ACQUISITION CORP.

                                      AND

                            THE MARQUEE GROUP, INC.



                           DATED AS OF JULY 23, 1998




===============================================================================

                               TABLE OF CONTENTS


   SECTION                                                                       PAGE
   -------                                                                       ----

ARTICLE I -- THE MERGER
   1.01.  THE MERGER................................................................2
   1.02.  EFFECTIVE TIME; CLOSING...................................................2
   1.03.  EFFECT OF THE MERGER......................................................2
   1.04.  CERTIFICATE OF INCORPORATION; BYLAWS......................................2
   1.05.  DIRECTORS AND OFFICERS....................................................2

ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
   2.01.  CONVERSION OF SECURITIES..................................................2
   2.02.  EXCHANGE OF MARQUEE STOCK CERTIFICATES....................................4
   2.03.  STOCK TRANSFER BOOKS......................................................6
   2.04.  STOCK OPTIONS.............................................................6
   2.05.  WARRANTS .................................................................6
   2.06.  STOCK APPRECIATION RIGHTS.................................................6

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MARQUEE
   3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..............................7
   3.02.  CERTIFICATE OF INCORPORATION AND BYLAWS...................................7
   3.03.  CAPITALIZATION............................................................7
   3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT......................................8
   3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS................................8
   3.06.  PERMITS; COMPLIANCE.......................................................9
   3.07.  SEC FILINGS; FINANCIAL STATEMENTS.........................................9
   3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................10
   3.09.  ABSENCE OF LITIGATION....................................................11
   3.10.  EMPLOYEE BENEFIT MATTERS.................................................11
   3.11.  LABOR MATTERS............................................................13
   3.12.  INTELLECTUAL PROPERTY....................................................13
   3.13.  TAXES ...................................................................14
   3.14.  OPINION OF FINANCIAL ADVISOR.............................................15
   3.15.  VOTE REQUIRED............................................................15
   3.16.  BROKERS .................................................................15
   3.17.  TANGIBLE PROPERTY........................................................15
   3.18.  MATERIAL AND ACQUISITION CONTRACTS.......................................15
   3.19.  CERTAIN BUSINESS PRACTICES...............................................16
   3.20.  BOARD RECOMMENDATION.....................................................16
   3.21.  CHANGE IN CONTROL........................................................16
   3.22.  ENVIRONMENTAL MATTERS....................................................16
   3.23.  ACCOUNTS RECEIVABLE......................................................17
   3.24.  INSURANCE................................................................17
   3.25.  REAL PROPERTY AND LEASES.................................................18
   3.26.  INTERESTED PARTY TRANSACTIONS............................................18
   3.27.  CLIENTS AND EVENTS.......................................................18
   3.28.  RESTRICTIONS ON BUSINESS ACTIVITIES......................................19

                                      (i)



   3.29.  CORPORATE RECORDS........................................................19
   3.30.  STATE TAKEOVER STATUTES..................................................19

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SFX AND ACQUISITION SUB
   4.01.  CORPORATE ORGANIZATION AND QUALIFICATION..................................19
   4.02.  CERTIFICATE OF INCORPORATION AND BYLAWS...................................19
   4.03.  OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES.........................19
   4.04.  CAPITALIZATION............................................................20
   4.05.  AUTHORITY RELATIVE TO THIS AGREEMENT......................................20
   4.06.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS................................20
   4.07.  SEC FILINGS; FINANCIAL STATEMENTS.........................................21
   4.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS......................................21
   4.09.  ABSENCE OF LITIGATION.....................................................22
   4.10.  TAXES ....................................................................22
   4.11.  OPINION OF FINANCIAL ADVISOR..............................................22
   4.12.  BROKERS ..................................................................22
   4.13.  BOARD RECOMMENDATION......................................................23
   4.14.  PERMITS; COMPLIANCE.......................................................23
   4.15.  CERTAIN BUSINESS PRACTICES................................................23
   4.16.  INTERESTED PARTY TRANSACTIONS.............................................23
   4.17.  ERISA COMPLIANCE..........................................................23

ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER
   5.01.  CONDUCT OF BUSINESS BY MARQUEE PENDING THE MERGER.........................23
   5.02.  CONDUCT OF BUSINESS BY SFX PENDING THE MERGER.............................25
   5.03.  OTHER ACTIONS.............................................................25

ARTICLE VI -- ADDITIONAL AGREEMENTS
   6.01.  REGISTRATION STATEMENT; PROXY STATEMENT...................................25
   6.02.  STOCKHOLDERS' MEETINGS....................................................27
   6.03.  APPROPRIATE ACTION; CONSENTS; FILINGS.....................................27
   6.04.  ACCESS TO INFORMATION.....................................................28
   6.05.  ACQUISITION PROPOSALS.....................................................28
   6.06.  DIRECTORS' AND OFFICERS' INDEMNIFICATION..................................29
   6.07.  OBLIGATIONS OF ACQUISITION SUB............................................30
   6.08.  PUBLIC ANNOUNCEMENTS......................................................30
   6.09.  NOTIFICATION OF CERTAIN MATTERS...........................................30
   6.10.  FURTHER ACTION............................................................30
   6.11.  AFFILIATE AGREEMENTS; TAX TREATMENT.......................................31
   6.12.  EMPLOYEE BENEFIT PLANS....................................................31
   6.13.  RELEASES .................................................................31
   6.14.  CERTAIN AGREEMENTS........................................................31
   6.15.  GOVERNANCE................................................................31

ARTICLE VII -- CONDITIONS TO THE MERGER
   7.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...............................31
   7.02.  CONDITIONS TO THE OBLIGATIONS OF SFX AND ACQUISITION SUB..................32
   7.03.  CONDITIONS TO THE OBLIGATIONS OF MARQUEE..................................33

                                     (ii)



ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER
   8.01.  TERMINATION...............................................................33
   8.02.  FEES AND EXPENSES; EFFECT OF TERMINATION..................................34
   8.03.  AMENDMENT.................................................................35
   8.04.  WAIVER ...................................................................35

ARTICLE IX -- GENERAL PROVISIONS
   9.01.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS................35
   9.02.  NOTICES ..................................................................35
   9.03.  CERTAIN DEFINITIONS.......................................................36
   9.04.  SEVERABILITY..............................................................37
   9.05.  ASSIGNMENT; BINDING EFFECT; BENEFIT.......................................37
   9.06.  INCORPORATION OF SCHEDULES................................................37
   9.07.  SPECIFIC PERFORMANCE......................................................37
   9.08.  GOVERNING LAW.............................................................37
   9.09.  HEADINGS .................................................................38
   9.10.  COUNTERPARTS..............................................................38
   9.11.  WAIVER OF JURY TRIAL......................................................38
   9.12.  ENTIRE AGREEMENT..........................................................38


Exhibit A - Marquee Disclosure Schedule
Exhibit B - SFX Disclosure Schedule
Exhibit C - Form of Affiliate Agreements
Exhibit D - SFX Tax Certificate
Exhibit E - Marquee Tax Certificate
Exhibit F - Amendment to Unit Purchase Option Agreement

                                     (iii)

                                 DEFINED TERMS


                                    TERM                                            LOCATION
----------------------------------------------------------------------------------- --------
Acquisition Contracts..............................................................   3.18
Acquisition Sub.................................................................... recitals
Acquisition Sub Common Stock.......................................................   2.01
affiliate..........................................................................   9.03
Affiliate Agreements...............................................................   6.11
Agreement.......................................................................... recitals
beneficial owner...................................................................   9.03
Benefit Plans......................................................................   3.10
Blue Sky Laws......................................................................   3.05
business day.......................................................................   9.03
Certificate........................................................................   2.02
Certificate of Merger..............................................................   1.02
Claim..............................................................................   6.06
Closing............................................................................   1.02
Code............................................................................... recitals
commercially reasonable efforts....................................................   6.03
Commonly Controlled Entity.........................................................   3.10
control............................................................................   9.03
Copyrights.........................................................................   3.12
Defined Benefit Plan...............................................................   3.10
Delaware Law....................................................................... recitals
Effective Time.....................................................................   1.02
Employment Agreement Amendments.................................................... recitals
Environmental and Occupational Safety and Health Claims............................   3.22
Environmental Laws.................................................................   3.22
Environmental Permits..............................................................   3.22
ERISA..............................................................................   3.10
Escrow Agreement................................................................... recitals
Escrow Releases.................................................................... recitals
Exchange Act.......................................................................   3.05
Exchange Agent.....................................................................   2.02
Exchange Fund......................................................................   2.02
Exchange Ratio.....................................................................   2.01
GAAP...............................................................................   3.07
Governmental Authority.............................................................   3.06
Hazardous Materials................................................................   3.22
HSR Act............................................................................   3.05
Indebtedness.......................................................................   3.05
Indemnified Parties................................................................   6.06
Intellectual Property Assets.......................................................   3.12
Law................................................................................   3.05
Marks..............................................................................   3.12
Marquee............................................................................ recitals
Marquee Affiliate..................................................................   6.11
Marquee Balance Sheet..............................................................   3.07
Marquee Banker.....................................................................   3.14
Marquee Common Stock...............................................................   2.01
Marquee Disclosure Schedule........................................................ Art. III
Marquee Independent Committee...................................................... recitals
Marquee Interim Balance Sheet......................................................   3.07

                                     (iv)



                                    TERM                                            LOCATION
----------------------------------------------------------------------------------- --------
Marquee Permits....................................................................   3.06
Marquee SEC Reports................................................................   3.07
Marquee Stockholders' Meeting......................................................   6.02
Marquee Subsidiaries...............................................................   3.01
Material Adverse Effect............................................................   3.01
Material Contracts.................................................................   3.18
Merger............................................................................. recitals
Merger Consideration...............................................................   2.01
Occupational Safety and Health Laws................................................   3.22
Options............................................................................   2.04
Order..............................................................................   7.01
Pension Plan.......................................................................   3.10
person.............................................................................   9.03
Proprietary Information............................................................   3.12
Proxy Statement....................................................................   6.01
Registration Statement.............................................................   6.01
Reported Price.....................................................................   2.01
SAR................................................................................   2.06
SEC................................................................................   3.07
Secretary..........................................................................   1.02
Securities Act.....................................................................   3.05
Settlement Agreement............................................................... recitals
SFX................................................................................ recitals
SFX Banker.........................................................................   4.10
SFX Balance Sheet..................................................................   4.07
SFX Class A Common Stock...........................................................   2.01
SFX Class A Common Stock Price.....................................................   2.01
SFX Disclosure Schedule............................................................ Art. IV
SFX Independent Committee.......................................................... recitals
SFX Interim Balance Sheet..........................................................   4.07
SFX SEC Reports....................................................................   4.06
SFX Subsidiary.....................................................................   4.04
Shareholders' Agreement............................................................ recitals
Specified Expenses.................................................................   8.02
Stock Option Plans.................................................................   2.04
subsidiary.........................................................................   9.03
Surviving Corporation..............................................................   1.01
Takeover Proposal..................................................................   6.05
Tax................................................................................   3.13
Tax Return.........................................................................   3.13
Terminating Marquee Breach.........................................................   8.01
Terminating SFX Breach.............................................................   8.01
Termination Date...................................................................   8.01
Termination Fee....................................................................   8.02
Transactions....................................................................... recitals
TSC................................................................................ recitals
Unit Purchase Option...............................................................   2.04
Unit Purchase Option Amendment.....................................................   6.13
Warrants...........................................................................   2.05

                                      (v)


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of July 23, 1998 (this "Agreement"), by and among SFX ENTERTAINMENT, INC., a Delaware corporation ("SFX"), SFX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SFX ("Acquisition Sub"), and THE MARQUEE GROUP, INC., a Delaware corporation ("Marquee").

                              W I T N E S S E T H:

         WHEREAS, Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), intends to merge with and into Marquee (the "Merger");

         WHEREAS, the Board of Directors of Marquee (including a special committee of the independent directors of Marquee, the "Marquee Independent Committee") (a) has determined that the Merger is advisable and in the best interests of Marquee and its stockholders, (b) has approved and adopted this Agreement and the transactions contemplated hereby (the "Transactions") and (c) has recommended the approval and adoption of this Agreement and the approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the stockholders of Marquee;

         WHEREAS, the Board of Directors of SFX (including a special committee of the independent directors of SFX, the "SFX Independent Committee") has determined that the Merger is in the best interests of SFX and its stockholders and has approved and adopted this Agreement and the Transactions;

         WHEREAS, the Board of Directors of Acquisition Sub has determined that the Merger is in the best interests of Acquisition Sub and its stockholder and has approved and adopted this Agreement and the Transactions;

         WHEREAS, on July 22, 1998, the attorneys for the plaintiffs and defendants named therein entered into a Memorandum of Understanding (the "Settlement Agreement") with respect to the class action complaint filed in Chancery Court in the State of Delaware, New Castle County, CA #16355NC, and SFX is relying on such agreement in entering into this Agreement;

         WHEREAS, simultaneously herewith, Marquee, SFX, The Sillerman Companies, Inc. ("TSC") and certain officers and stockholders of Marquee have entered into agreements to release and waive such officers' and stockholders' rights to receive shares of Marquee Common Stock (as hereinafter defined) ("Escrow Releases") pursuant to an escrow agreement dated August 15, 1996, as amended (the "Escrow Agreement"), and SFX is relying on such agreements in entering into this Agreement;

         WHEREAS, simultaneously herewith, Marquee, SFX, TSC and certain officers and stockholders of Marquee have entered into an agreement to terminate the Shareholders' Agreement dated as of March 21, 1996, as amended (the "Shareholders' Agreement"), and SFX is relying on such agreement in entering into this Agreement;

         WHEREAS, simultaneously herewith, Marquee, SFX and certain officers of Marquee and its subsidiaries have entered into amendments to existing employment agreements ("Employment Agreement Amendments"), and SFX is relying on such amendments in entering into this Agreement; and

         WHEREAS, SFX and Marquee intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SFX, Acquisition Sub and Marquee hereby agree as follows:

                             ARTICLE I - THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), (a) Acquisition Sub shall be merged with and into Marquee, (b) the separate corporate existence of Acquisition Sub shall cease, and (c) Marquee shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. EFFECTIVE TIME; CLOSING. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article VIII, as promptly as practicable (and in any event within five business days) following the satisfaction or waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed to in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York (or such other place and time as the parties hereto may agree).

         SECTION 1.03. EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Marquee and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Marquee and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. CERTIFICATE OF INCORPORATION; BYLAWS. (a) The Certificate of Incorporation of Marquee, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

         (b) The Bylaws of Marquee, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

         SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are elected or appointed and qualified, as the case may be. Marquee shall obtain such resignations as may be necessary to effect the foregoing. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        ARTICLE II - CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


         SECTION 2.01. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, Marquee or the holders of any of the following shares of capital stock, and except as otherwise provided herein:

         (i) each share of Common Stock, $.01 par value, of Marquee (the "Marquee Common Stock") then issued and outstanding (other than shares to be canceled in accordance with Section 2.01(a)(iii)) shall be converted into the right to receive from SFX a number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, $.01 par value, of SFX (the "SFX Class A Common Stock"), equal to the Exchange Ratio (as defined in Section 2.01(b)) (the "Merger Consideration");

         (ii) all shares of Marquee Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration into which such shares of Marquee Common Stock were converted in the Merger. The holders of certificates previously evidencing such shares of Marquee Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Marquee Common Stock except as otherwise provided herein or by Delaware Law. Such certificates previously evidencing Marquee Common Stock shall be exchanged for the Merger Consideration issued in consideration therefor upon the surrender of such certificates previously evidencing Marquee Common Stock in accordance with the provisions of Section
   2.02. No fractional shares of SFX Class A Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e);

         (iii) any shares of Marquee Common Stock (A) owned by SFX or Marquee or any wholly-owned subsidiary of SFX or Marquee or (B) held in escrow pursuant to the Escrow Agreement shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto; and

         (iv) each share of common stock, $.01 par value, of Acquisition Sub (the "Acquisition Sub Common Stock"), then issued and outstanding shall be converted into and become a number of fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing (A) the aggregate number of shares of Marquee Common Stock determined on a fully-diluted basis immediately prior to the Effective Time by (B) the aggregate number of shares of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time. The phrase "on a fully-diluted basis" shall mean, as of any date, the number of shares of Marquee Common Stock then outstanding (including any shares of Marquee Common Stock that are owned by and held in the treasury of Marquee), together with the aggregate number of shares of Marquee Common Stock that Marquee may be required, as of such date or thereafter, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, the Options and Warrants (as such terms are defined in Sections
   2.04 and 2.05) and assuming the maximum number of shares of Marquee Common Stock issuable thereunder.

         (b) "Exchange Ratio" shall have the following meaning:

         (i) if the SFX Class A Common Stock Price (as defined hereinafter) is less than or equal to $57.50, then "Exchange Ratio" shall mean a number of shares of SFX Class A Common Stock equal to the quotient obtained by dividing $6.00 by the SFX Class A Common Stock Price;

         (ii) if the SFX Class A Common Stock Price is greater than $57.50 and less than or equal to $60.00, then "Exchange Ratio" shall mean a number of shares of SFX Class A Common Stock equal to the difference between (A)
   0.1200 and (B) the quotient obtained by dividing 0.9000 by the SFX Class A Common Stock Price; and

         (iii) if the SFX Class A Common Stock Price is greater than $60.00, then "Exchange Ratio" shall mean a number of shares of SFX Class A Common Stock equal to the quotient obtained by dividing $6.30 by the SFX Class A Common Stock Price.

All arithmetic calculations pursuant to this Section 2.01(b) shall be made through the fourth decimal place (i.e., to the closest ten-thousandth). As used in this Agreement, the term "Reported Price" means, with respect to each trading day, the last reported sale price of the SFX Class A Common Stock on such trading day, and the term "SFX Class A Common Stock Price" means the average of the Reported Price for the fifteen consecutive trading days ending on the fifth trading day prior to the Effective Time on the primary exchange on which the SFX Class A Common Stock is traded, including the Nasdaq National Market.

         (c) If between the date of this Agreement and the Effective Time, except as otherwise contemplated herein, the outstanding Marquee Common Stock or SFX Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

         SECTION 2.02. EXCHANGE OF MARQUEE STOCK CERTIFICATES.

         (a) EXCHANGE AGENT. Promptly after the Effective Time, SFX shall make available to a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof (the "Exchange Agent") and designated by SFX and approved by Marquee (which approval shall not be unreasonably withheld), for exchange in accordance with this Article II, through such reasonable procedures as SFX may adopt, certificates representing shares of SFX Class A Common Stock constituting the Merger Consideration (such shares of SFX Class A Common Stock, together with any dividends or distributions with respect thereto, and any cash payable in lieu of any fractional shares pursuant to Section 2.02(e), being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from SFX, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.01 and cash contemplated by Section 2.02(e) out of the Exchange Fund.

         (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, SFX will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Marquee Common Stock (other than shares canceled in accordance with Section 2.01(a)(iii)) (each a "Certificate" and collectively, the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFX Class A Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of SFX Class A Common Stock which such holder has the right to receive in respect of the Marquee Common Stock formerly represented by such Certificate (after taking into account all Marquee Common Stock then held by such holder), together with any cash in lieu of fractional SFX Class A Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to
Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. Subject to Section 2.02(i), under no circumstances will any holder of a Certificate be entitled to receive any part of the shares of SFX Class A Common Stock into which the shares of Marquee Common Stock were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of Marquee Common Stock which is not registered in the transfer records of Marquee, the shares of SFX Class A Common Stock into which such shares of Marquee Common Stock were converted in the Merger may be issued in accordance with this Article II to the transferee if the Certificate evidencing such shares of Marquee Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the certificate representing the number of whole shares of SFX Class A Common Stock, which the holder has the right to receive in respect of the Marquee Common Stock formerly represented by such Certificate (after taking into account all Marquee Common Stock then held by such holder), together with cash in lieu of fractional shares of SFX Class A Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to
Section 2.02(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. SFX agrees, from and after the Effective Time, to treat the holders of Certificates as holding of record the whole number of shares of SFX Class A Common Stock which the holder has the right to receive pursuant to this Agreement for purposes of voting and determinations of quorums for voting.

         (c) DISTRIBUTIONS WITH RESPECT TO UN-EXCHANGED SHARES OF SFX CLASS A COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to SFX Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the shares of SFX Class A Common Stock into which such shares of Marquee Common Stock were converted in the Merger, until the holder of such Certificate shall surrender such Certificate for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the applicable Merger Consideration as provided in Section 2.02(b) (including any cash paid or other distributions pursuant to Section 2.02(e)), without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of SFX Class A Common Stock evidenced by such Certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SFX Class A Common Stock.

         (d) NO FURTHER RIGHTS IN MARQUEE COMMON STOCK. All shares of SFX Class A Common Stock delivered upon conversion of the Marquee Common Stock in accordance with the terms hereof (along with any cash paid or other distributions pursuant to Sections 2.02(c) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Marquee Common Stock.

         (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of SFX Class A Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Marquee Common Stock who would otherwise be entitled to receive a fraction of a share of SFX Class A Common Stock, after aggregating all shares of SFX Class A Common Stock which such holder would be entitled to receive under Section 2.01, shall receive an amount equal to the SFX Class A Common Stock Price multiplied by the fraction of a share of SFX Class A Common Stock to which such holder would otherwise be entitled, without interest. Except as required by applicable law, no dividend or distribution of SFX shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFX.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund, including any interest on any cash portion thereof, which remains undistributed to the holders of Marquee Common Stock for one year after the Effective Time shall be delivered to SFX upon demand, and, subject to Section 2.02(g), any holders of Marquee Common Stock who have not theretofore complied with this
Article II shall thereafter look only to SFX for the shares of SFX Class A Common Stock, any cash in lieu of fractional shares of SFX Class A Common Stock and any dividends or other distributions to which they are entitled pursuant to this Section 2.02.

         (g) NO LIABILITY. None of SFX, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of SFX Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SFX, on a daily basis. Any interest and other income resulting from such investments shall be paid to SFX.

         (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of SFX Class A Common Stock and unpaid dividends and distributions on shares of SFX Class A Common Stock deliverable in respect thereof pursuant to this Agreement.

         (j) WITHHOLDING RIGHTS. SFX or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Marquee Common Stock such amounts as SFX or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by SFX or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Marquee Common Stock in respect of which such deduction and withholding were made by SFX or the Exchange Agent.

         SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Marquee shall be closed, and there shall be no further registration of transfers of Marquee Common Stock thereafter on the records of Marquee. At or after the Effective Time, any Certificates presented to the Exchange Agent or SFX for any reason shall be converted into the right to receive the Merger Consideration, cash in lieu of fractional shares of SFX Class A Common Stock and any dividends or other distributions to which they are entitled pursuant to Section 2.02.

         SECTION 2.04. STOCK OPTIONS. At the Effective Time, each then outstanding (a) option to purchase shares of Marquee Common Stock granted by Marquee pursuant to Marquee's 1996 and 1997 Stock Option Plan (collectively, the "Stock Option Plans"), (b) option to purchase shares of Marquee Common Stock, dated October 7, 1997, granted by Marquee to Robert F.X. Sillerman, (c) option to purchase Marquee Common Stock, dated October 14, 1997, granted by Marquee to Adam Kornfeld, (d) option to purchase Marquee Common Stock, dated August 26, 1997 or September 11, 1997, granted by Marquee to The Huff Alternative Income Fund, L.P., (e) option to purchase Marquee Common Stock, dated September 11, 1997 granted by Marquee to TSC, and (f) unit purchase option (the "Unit Purchase Option"), dated December 11, 1996, granted by Marquee to Royce Investment Group, Inc. (collectively, the "Options"), shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such Options shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which such Options were issued as in effect immediately prior to the Effective Time, except that (i) such Options shall be exercisable for that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Marquee Common Stock specified for such Option under the applicable stock option plan or agreement in effect immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of the Options pursuant to this Section 2.04. Nothing in this Section
2.04 shall affect the schedule of vesting (or the acceleration thereof) with respect to the Options to be assumed by SFX as provided in this Section 2.04. Notwithstanding anything to the contrary, nothing herein shall require SFX to issue fractional shares of SFX Class A Common Stock upon the exercise of any Option.

         SECTION 2.05. WARRANTS. At the Effective Time, each then outstanding warrant to purchase Marquee Common Stock (a) issued pursuant to that certain warrant agreement, dated December 5, 1996, by and among Marquee, Continental Stock Transfer & Trust Company, Royce Investment Group, Inc and Continental Broker-Dealer Corporation and (b) issuable upon exercise of the Unit Purchase Option (collectively, the "Warrants") shall be assumed by SFX. The holders of such Warrants shall continue to have, and be subject to, the same terms and conditions set forth in such Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that (i) such Warrants shall be exercisable for that number of shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of Marquee Common Stock specified for such Warrant in effect immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. Notwithstanding anything to the contrary, nothing herein shall require SFX to issue fractional shares of SFX Class A Common Stock upon the exercise of any Warrant. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of such Warrants pursuant to this Section 2.05.

         SECTION 2.06. STOCK APPRECIATION RIGHTS. At the Effective Time, each then outstanding (a) cash-only stock appreciation right ("ASAR") issued by Marquee to Arthur Barron, dated February 12, 1998, (b) SAR issued by Marquee to Myles Schumer, dated February 12, 1998, and (c) SAR issued by Marquee to each of Arthur Barron, Myles Schumer and Howard Tytel, dated February 12, 1998 shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such SARs shall continue to have, and be subject to, the same terms and conditions set forth in the agreements pursuant to which such SARs were issued as in effect immediately prior to the Effective Time, except that (i) such SARs shall be exercisable for cash representing that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the SAR immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share strike price for the cash representing shares of SFX Class A Common Stock issuable upon the exercise of such assumed SAR shall be equal to the quotient determined by dividing the strike price per share of Marquee Common Stock specified for such SAR under the applicable agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting strike price down to the nearest whole cent. The holders of the SARs will be entitled to receive only cash upon exercise of the SARs in lieu of shares of SFX Class A Common Stock as such amount shall be determined in accordance with the agreements pursuant to which the SARs were issued.

            ARTICLE III - REPRESENTATIONS AND QARRANTIES OF MARQUEE

         Except as set forth in the disclosure schedule delivered by Marquee to SFX attached hereto as Exhibit A (the "Marquee Disclosure Schedule"), which identifies exceptions by specific section references, Marquee hereby represents and warrants to SFX and Acquisition Sub that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Marquee is a corporation, and each subsidiary of Marquee (each a "Marquee Subsidiary" and collectively, the "Marquee Subsidiaries," which terms shall be deemed to include all corporations and other entities that become subsidiaries of Marquee subsequent to the date hereof) is a corporation or other entity, in each case
(i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) which has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Marquee and each Marquee Subsidiary are duly qualified or licensed as a foreign corporation (or other entity) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Marquee. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any person, any change or effect that, individually or when taken together with all other changes or effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect and which are continuing as of that date, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of such person and its subsidiaries, taken as a whole. As of the date hereof, a true and correct list of all Marquee Subsidiaries, together with the jurisdiction of organization of each Marquee Subsidiary and the percentage of the outstanding capital stock (or other ownership interest) of each Marquee Subsidiary owned by Marquee and each other Marquee Subsidiary, is set forth in
Section 3.01 of the Marquee Disclosure Schedule. Except as specifically disclosed in Section 3.01 of the Marquee Disclosure Schedule, Marquee does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Marquee has made available to SFX true, complete and correct copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of Marquee and each Marquee Subsidiary, each as amended to date. Neither Marquee nor any Marquee Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational document, as applicable.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of Marquee consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 20, 1998, 17,918,003 shares of Marquee Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights, and no shares have been issued or become outstanding between such date and the date hereof, other than pursuant to exercise of outstanding options or warrants described in Sections 2.04, 2.05 and 2.06 hereof, in Section 3.03(a) of the Marquee Disclosure Schedule or in a Marquee SEC Report (as defined herein) filed as of the date hereof. As of the date hereof, no shares of preferred stock of Marquee were issued and outstanding. Except as set forth in Sections 2.04, 2.05 and 2.06 hereof or as specified in Section 3.03(a) of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof, there are no options, warrants, stock appreciation rights or other rights, agreements, arrangements or commitments of any character (including, without limitation, employment and acquisition agreements) relating to the issued or unissued capital stock of, or other equity interests in, Marquee or any Marquee Subsidiary or obligating Marquee or any Marquee Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Marquee or any Marquee Subsidiary. Except as set forth in Section 3.03(b) of the Marquee Disclosure Schedule, there are no outstanding contractual obligations of Marquee or any Marquee Subsidiary to repurchase, redeem or otherwise acquire any shares of Marquee Common Stock or any capital stock of, or any equity interest in, any Marquee Subsidiary. Each outstanding share of capital stock of, or other equity interest in, each Marquee Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or interest owned by Marquee or another Marquee Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Marquee's or such other Marquee Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no notes, bonds, debentures or other indebtedness of Marquee having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Marquee may vote.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Marquee has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of this Agreement by Marquee's stockholders in accordance with this Agreement and Delaware Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Marquee and the consummation by Marquee of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Marquee are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of Marquee as set forth in Section 3.15 and the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Marquee and, assuming the due authorization, execution and delivery of this Agreement by SFX and Acquisition Sub, constitutes a legal, valid and binding obligation of Marquee, enforceable against Marquee in accordance with its terms.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Marquee do not, and the performance of this Agreement by Marquee will not, subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of this Agreement by Marquee's stockholders in accordance with this Agreement and Delaware Law, and
(y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Marquee or any Marquee Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Law" or "Laws") applicable to Marquee or any Marquee Subsidiary or by which any property or asset of Marquee or any Marquee Subsidiary is bound or affected, or (iii) except as described in Section 3.05(a)(iii) of the Marquee Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or give to others any right to invalidate or terminate any purchase or other right to acquire property under, or result in the creation of a lien or other encumbrance on any property or asset of Marquee or any Marquee Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, evidence of Indebtedness, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Marquee or any Marquee Subsidiary is a party or by which Marquee or any Marquee Subsidiary or any property or asset of Marquee or any Marquee Subsidiary is bound or affected, except, in any of the cases enumerated in clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, rights, liens and consents which individually or in the aggregate (x) would not reasonably be expected to have a Material Adverse Effect on Marquee, and (y) would not prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (v) all capitalized lease obligations of such person, (vi) all obligations of others secured by a lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

         (b) The execution and delivery of this Agreement by Marquee do not, and the performance of this Agreement by Marquee will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on Marquee, would not prevent or delay consummation of the Transactions, and would not otherwise prevent Marquee from timely performing its obligations under this Agreement in any material respect.

         SECTION 3.06. PERMITS; COMPLIANCE. Each of Marquee and the Marquee Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") legally necessary for Marquee or any Marquee Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Marquee (the "Marquee Permits") and, as of the date hereof, no suspension or cancellation of any of the Marquee Permits is pending or, to the knowledge of Marquee, threatened. Neither Marquee nor any Marquee Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (i) any Law applicable to Marquee or any Marquee Subsidiary or by which any property or asset of Marquee or any Marquee Subsidiary is bound or affected, except in the case of any such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect, or (ii) any of the Marquee Permits.

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Marquee has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (collectively, the "Marquee SEC Reports"). The Marquee SEC Reports, after giving effect to any amendments thereto, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Marquee Subsidiary is currently required to file any form, report or other document with the Securities and Exchange Commission (the "SEC").

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Marquee SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-QSB or Form 10-Q do not contain all GAAP notes to such financial statements), and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of Marquee and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on Marquee).

         (c) Except (i) to the extent set forth on the audited consolidated balance sheet of Marquee as of December 31, 1997, including the notes to the audited financial statements of which such balance sheet is a part and which is included in Marquee's Form 10-KSB for the year ended December 31, 1997 (the "Marquee Balance Sheet"), or (ii) to the extent set forth on the consolidated balance sheet of Marquee as of March 31, 1998, including the notes to the financial statements of which such balance sheet is a part and which is included in Marquee's Form 10-Q for the three months ended March 31, 1998 (the "Marquee Interim Balance Sheet"), neither Marquee nor any Marquee Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (x) the ordinary course of business consistent with past practice since March 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marquee or (y) connection with this Agreement.

         (d) Marquee has heretofore made available to SFX true, complete and correct copies of all amendments and modifications (if any) that have not been filed by Marquee with the SEC to all agreements, documents and other instruments that previously had been filed by Marquee as exhibits to the Marquee SEC Reports and are currently in effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1998, Marquee has conducted its business only in the ordinary course and in a manner consistent with Marquee's past practice, and, except as set forth in Sections 3.08 and 5.01 of the Marquee Disclosure Schedule, as disclosed in a Marquee SEC Report filed as of the date hereof or as contemplated by this Agreement, there has not been:

         (a) any amendment or other change to the Certificate of Incorporation or Bylaws of Marquee or any Marquee Subsidiary;

         (b) any issuance, sale, pledge, disposal, grant, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant or encumbrance by Marquee or any Marquee Subsidiary of (i) any shares of their capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Marquee or any Marquee Subsidiary (except for the issuance of shares of capital stock pursuant to the exercise of Options and Warrants outstanding on March 31,
1998), or (ii) any of their assets;

         (c) any declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of Marquee or any Marquee Subsidiary;

         (d) any reclassification, combination, split or division by Marquee or any Marquee Subsidiary of any of their capital stock or redemption, purchase or other acquisition, directly or indirectly, of any of their capital stock or securities or obligations convertible into or exchangeable or exercisable for such capital stock;

         (e) any commitment or incurrence by Marquee or any Marquee Subsidiary of any capital expenditure in excess of $50,000;

         (f) any incurrence of any indebtedness for borrowed money in excess of $50,000 or issuance of any debt securities or assumption, guarantee or endorsement, or otherwise becoming responsible as an accommodation, for the obligations of any person, or making of any loans or advances;

         (g) any acquisition by Marquee or any Marquee Subsidiary (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets;

         (h) any contract or agreement entered into or modified, amended or terminated by Marquee or any Marquee Subsidiary material to their businesses, results of operations or financial condition;

         (i) any (i) increase in the compensation payable or to become payable to any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, (ii) grant of any bonus to, or grant of any severance or termination pay to, except pursuant to existing compensation and benefit plans, practices or arrangements that have been previously disclosed to SFX, any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, (iii) employment or severance agreement that has a potential duration of more than 90 days or that involves an aggregate payment of more than $50,000, entered into with any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, or
(iv) collective bargaining agreement entered into or amended;

         (j) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund established, adopted, entered into or amended for the benefit of any director, officer or class of employees of Marquee or any Marquee Subsidiary;

         (k) any settlement or compromise by Marquee or any Marquee Subsidiary of any pending or threatened litigation which would reasonably be expected to have a Material Adverse Effect on Marquee or which relates to the Transactions;

         (l) any event, circumstance or fact (whether or not covered by insurance), individually or in the aggregate, (i) having or reasonably likely to have a Material Adverse Effect on Marquee or (ii) likely to prevent or delay consummation of the Transactions or to otherwise prevent Marquee from timely performance of its obligations under this Agreement; or

         (m) any material change by Marquee or any Marquee Subsidiary in its accounting methods, principles or practices, except as may be required by GAAP.

         SECTION 3.09. ABSENCE OF LITIGATION. Section 3.09 of the Marquee Disclosure Schedule sets forth each instance in which any of Marquee and the Marquee Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Marquee and the Marquee Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the Marquee SEC Reports filed as of the date of this Agreement and which (x) would reasonably be expected to have a Material Adverse Effect on Marquee or (y) would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement. Neither Marquee nor any Marquee Subsidiary nor any property or asset of Marquee or any Marquee Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

         SECTION 3.10. EMPLOYEE BENEFIT MATTERS. Except as disclosed in Section
3.10 of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof:

         (a) Marquee has delivered or made available to SFX each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Marquee, any of the Marquee Subsidiaries or any other person or entity that, together with Marquee, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of Marquee or any of the Marquee Subsidiaries or with respect to which Marquee or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). Marquee has delivered or made available to SFX true, complete and correct copies of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (ii) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (iii) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan and (iv) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan.

         (b) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of Marquee, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, (i) are reasonably likely to result in a Material Adverse Effect on Marquee or (ii) would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement.

         (c) There has been no application for waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. No Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.

         (d) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of Marquee, (i) no such determination letter has been revoked, (ii) revocation of such letter has not been threatened, and (iii) such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. Marquee has delivered or made available to SFX a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of Marquee, no event has occurred that could subject any Pension Plan to any tax under Section 511 of the Code that, individually or in the aggregate, will result in a Material Adverse Effect on Marquee or would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement.

         (e) Neither Marquee nor any of the Marquee Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that, to Marquee's knowledge, is reasonably likely to subject Marquee, any of the Marquee Subsidiaries, any employee of Marquee or any Marquee Subsidiary or, to the knowledge of Marquee, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Marquee. Within the past five years, no Pension Plan that is subject to Title IV of ERISA has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA or, to the knowledge of Marquee, has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the reporting requirement has not been waived by applicable regulations, and no such Pension Plan is reasonably expected to be terminated other than in such a standard termination. None of Marquee, any of the Marquee Subsidiaries or, to the knowledge of Marquee, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, is reasonably likely to, result in a Material Adverse Effect on Marquee.

         (f) Neither Marquee nor any of the Marquee Subsidiaries sponsors or maintains any Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan").

         (g) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid (or accrued on such entity's financial statements) and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Marquee.

         (h) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject Marquee to liability at any time after the date hereof that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Marquee.

         (i) Neither Marquee nor the Marquee Subsidiaries contributes to or participates in any multi-employer plan (as defined in Section 3(31) or 4001(a)(3) of ERISA). No Commonly Controlled Entity has withdrawn from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

         (j) Prior to the date hereof, Marquee has made available to SFX copies of all agreements and Benefit Plans under which any employee of Marquee or any of the Marquee Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the transactions contemplated by this Agreement.
Section 3.10(j) of the Marquee Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

         (k) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

         (l) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.10, other than clauses (a) and
(i), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), nor shall they apply with respect to any actions or omissions of a Pension Plan prototype plan sponsor of which Marquee has no knowledge.

         (m) There are no arrangements or contracts with any employee, director or independent contractor that require any deferred compensation or benefits to be paid or provided following either the consummation of the transactions contemplated under this Agreement or the termination of service.

         SECTION 3.11. LABOR MATTERS. Neither Marquee nor any Marquee Subsidiary is a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor union contract applicable to persons employed by Marquee or any Marquee Subsidiary. There are no material representation or certificate proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Marquee, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Marquee, there are no material organizing activities of Marquee or any of the Marquee Subsidiaries, with respect to any group of employees of Marquee or the Marquee Subsidiaries and no union or labor organization has been recognized by Marquee or any Marquee Subsidiary as an exclusive bargaining representative for employees of Marquee or any Marquee Subsidiary.

         There (i) is no grievance, arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against Marquee or any Marquee Subsidiary pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to Marquee's knowledge, threatened, and (ii) has been no adjudication by any court, arbitrator, mediator, or governmental agency or tribunal, that, in the case of either (i) or (ii), has or that would reasonably be expected to have a Material Adverse Effect on Marquee or otherwise limit or affect the business operations of Marquee.

         SECTION 3.12. INTELLECTUAL PROPERTY. (a) The term "Intellectual Property Assets" includes: (i) all fictional business names, designs, trade names, trade dress, registered and unregistered trademarks, and service marks used or intended to be used by Marquee or any Marquee Subsidiary in relation to its goods or services or events, including, without limitation, those names identified on Marquee Disclosure Schedule 3.12(a)(i) (collectively, "Marks");
(ii) all copyrights authored or placed in a tangible medium by any employee of, or any person retained by, Marquee or any Marquee Subsidiary within the scope of such employment or retention, or otherwise acquired by Marquee or any Marquee Subsidiary, including, without limitation, those names identified on Marquee Disclosure Schedule 3.12(a)(ii) (collectively, "Copyrights"); (iii) all proprietary information, confidential materials, trade secrets, know-how, inventions, improvements, marketing plans, strategies, forecasts, customer information, customer lists, and the like, developed, designed, made, or conceived by any employee of, or any person retained by, Marquee or any Marquee Subsidiary, within the scope of such employment or retention, or otherwise acquired by Marquee or any Marquee

Subsidiary (collectively, "Proprietary Information"); and (iv) all rights of Marquee or any Marquee Subsidiary to any intellectual property of a third party, including, without limitation, licenses with respect to any trade name, trademark, service mark, patent, copyright, trade secret, or other proprietary right of a third party.

         (b) There are no outstanding and, to Marquee's knowledge, no threatened disputes or disagreements with respect to any contract, agreement or arrangement relating to the Intellectual Property Assets to which Marquee or any Marquee Subsidiary is a party or by which Marquee or any Marquee Subsidiary is bound. The Intellectual Property Assets are all those necessary for the operation of Marquee's and the Marquee Subsidiaries' businesses as they are currently conducted or contemplated to be conducted by Marquee. Marquee or a Marquee Subsidiary is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Assets without payment to a third party.

         (c) All applications and registrations for any Mark, Copyright or Proprietary Information are currently in compliance with all formal legal requirements, are valid and in full force and effect, and are not subject to any fees or taxes or actions falling due within ninety days after the Closing. No application or registration for a Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Marquee's knowledge, (i) no such action is threatened with respect to any such application or registration, and (ii) there is no potentially interfering registration or application of any third party.

         (d) To Marquee's knowledge, no Mark, Copyright, or Proprietary Information is infringed or violated by a third party or has been subject to any adverse claim or challenged or threatened in any way by a third party.

         (e) Neither Marquee nor any Marquee Subsidiary infringes or violates, or has received notice that either is alleged to infringe or violate, any trade name, trademark, service mark, patent, copyright, trade secret or other proprietary right of any third party.

         SECTION 3.13. TAXES. Except as described in Section 3.13 of the Marquee Disclosure Schedule:

         (a) Marquee and each of the Marquee Subsidiaries have filed all material Tax Returns (as hereinafter defined) that they were required to file, or requests for extensions to file such returns have been timely filed, have been granted and have not expired. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) shown as due on any Tax Return filed by any of Marquee and the Marquee Subsidiaries have been paid. No claim has ever been made by an authority in a jurisdiction where any of Marquee and the Marquee Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. There are no Tax liens on any of the assets of any of Marquee and the Marquee Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than those which in the aggregate would not have a Material Adverse Effect on Marquee or Taxes being contested in good faith by appropriate proceedings.

         (b) No deficiencies for any Taxes have been proposed, asserted or assessed against Marquee or any of the Marquee Subsidiaries that are not adequately provided for on its financial statements, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on Marquee, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax returns of Marquee and each Marquee Subsidiary consolidated in such returns have been either examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes, and, during the past three years, no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation.

         (c) Marquee and the Marquee Subsidiaries shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law.

         (d) Each of Marquee and the Marquee Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (e) As used in this Agreement, "Taxes" shall include all Federal, state, local, foreign and other income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto. "Tax Return" means any return, report, declaration, claim for refund, information statement or other documentation (including any additional or supporting material and including any amendment thereof) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

         SECTION 3.14. OPINION OF FINANCIAL ADVISOR. Marquee has received the written opinion of Prudential Securities, Inc. (the "Marquee Banker") on the date of this Agreement to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Marquee Common Stock.

         SECTION 3.15. VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Marquee Common Stock is the only vote of the holders of any class or series of capital stock of Marquee necessary to approve the Merger.

         SECTION 3.16. BROKERS. No broker, finder or investment banker (other than the Marquee Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Marquee or any Marquee Subsidiary.

         SECTION 3.17. TANGIBLE PROPERTY. Marquee and the Marquee Subsidiaries have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the Marquee Balance Sheet or the Marquee Interim Balance Sheet or acquired after the date thereof (except those sold or otherwise disposed of for fair value since the date of the Marquee Balance Sheet or the Marquee Interim Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement), which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens arising or incurred in the ordinary course of business, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) liens which would not reasonably be expected to have a Material Adverse Effect on Marquee, (d) liens and encumbrances identified and reflected on the Marquee Balance Sheet or the Marquee Interim Balance Sheet, as the case may be, and (e) mortgages, pledges, liens, encumbrances, charges or other security interests that do not, individually, or in the aggregate, materially adversely affect the current use of such property. All of the assets of Marquee and the Marquee Subsidiaries have been maintained in all material respects in accordance with the past practice of Marquee and the Marquee Subsidiaries and generally accepted industry practice, are in good operating condition and are usable in the ordinary course of business, except as would not, individually or in the aggregate, have a Material Adverse Effect on Marquee.

         SECTION 3.18. MATERIAL AND ACQUISITION CONTRACTS. (a) Section 3.18(a) of the Marquee Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by Marquee or any Marquee Subsidiary of more than $100,000 per year or $250,000 in the aggregate over the term of the contract (collectively, "Material Contracts"), to which Marquee or any Marquee Subsidiary is a party, except for contracts which have been filed and publicly available prior to the date of this Agreement in any Marquee SEC Reports; provided, however, that Section 3.18(a) of the Marquee Disclosure Schedule shall contain a list of all employment agreements and shall set forth the material terms of any oral contracts. There are no oral contracts that, individually or in the aggregate, are material to Marquee and the Marquee Subsidiaries, taken as a whole. Each Material Contract is in full force and effect and, to the knowledge of Marquee, is enforceable against the parties thereto in accordance with its terms. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Marquee or any Marquee Subsidiary or, to the knowledge of Marquee, any third party under such Material Contracts, except for such defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Marquee. Marquee or the applicable Marquee Subsidiary has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

         (b) Section 3.18(b) of the Marquee Disclosure Schedule lists each contract, agreement, arrangement or letter of intent (whether binding or non-binding) entered into by Marquee or any Marquee Subsidiary subsequent to March 31, 1998 for the acquisition (whether by merger or otherwise) of the assets or operations of any person for which the consideration payable by Marquee exceeds $100,000 or results in the issuance of Marquee Common Stock (collectively, and together with any contract or agreement entered into on a basis consistent with and pursuant to the terms of any such arrangement or letter of intent, "Acquisition Contracts"). Marquee has delivered or made available to SFX a true, complete and correct copy of each Acquisition Contract, as amended to the date hereof. Each Acquisition Contract is in full force and effect and, to the knowledge of Marquee, is enforceable against the parties thereto in accordance with its terms. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Marquee or any Marquee Subsidiary or, to the best knowledge of Marquee, any third party under such Acquisition Contracts. Marquee or the applicable Marquee Subsidiary has duly complied in all material respects with the provisions of each Acquisition Contract to which it is a party.

         SECTION 3.19. CERTAIN BUSINESS PRACTICES. Marquee, each Marquee Subsidiary and, to the knowledge of Marquee, each director, officer, authorized agent or employee of Marquee or any Marquee Subsidiary have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of Marquee and the Marquee Subsidiaries, except, in each case, as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Marquee.

         SECTION 3.20. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the Marquee Independent Committee has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of Marquee approve this Agreement and the Transactions, (b) the Board of Directors of Marquee has unanimously adopted a resolution (with two abstentions) (i) approving the Merger, based on a determination that the Merger is in the best interests of the Marquee stockholders, and (ii) approving and adopting this Agreement and the Transactions and recommending approval and adoption of this Agreement and the Transactions by the stockholders of Marquee.

         SECTION 3.21. CHANGE IN CONTROL. Except as set forth in Section 3.21 of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof, neither Marquee nor any Marquee Subsidiary is a party to any contract, agreement or understanding which is currently expected to result in the payment or receipt by Marquee or any Marquee Subsidiary of $50,000 or more individually and $100,000 or more in the aggregate which contains a "change in control," "potential change in control" or similar provision. Except as set forth in Section 3.21 of the Marquee Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (whether of severance pay or otherwise) becoming due from Marquee or any Marquee Subsidiary to any person, (b) materially increase any benefits otherwise payable by Marquee or any Marquee Subsidiary or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         SECTION 3.22. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Materials" means (A) those substances, pollutants, contaminants or hazardous waste regulated under the following federal statutes and their state counterparts, as in effect at the relevant time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act, (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof, (C) polychlorinated biphenyls, (D) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it, and (E) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, and (ii) "Environmental Laws" means any federal, state, foreign, or local Law, rule or regulation, as in effect at the relevant time, and including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) the environment or public health and safety or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; (iii) "Occupational Safety and Health Laws" means any legal requirement designed to provide safe and healthful working conditions and reduce occupational safety and health hazards.

         (b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marquee and except as disclosed in a Marquee SEC Report filed as of the date hereof: (i) Marquee and each Marquee Subsidiary are in material compliance with all applicable Environmental Laws and Occupational Safety and Health Laws, (ii) Marquee and each Marquee Subsidiary have obtained all permits, approvals, identification numbers, licenses or other governmental authorizations required under any applicable Environmental Laws ("Environmental Permits") and are in compliance with their requirements, (iii) such Environmental Permits will remain with the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority, (iv) to Marquee's knowledge there are no underground or aboveground storage tanks or any surface impoundments, landfills, dumps, septic tanks, pits, sumps or lagoons (collectively, "Tanks") in which Hazardous Materials are being or have been treated, stored or disposed of on any owned or leased real property, and there were no such Tanks on any real property formerly owned, leased or occupied by Marquee or any Marquee Subsidiary during the period of such ownership or occupancy, (v) there is, to the knowledge of Marquee, no friable asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws, (vi) Marquee and the Marquee Subsidiaries have not released, discharged or disposed of Hazardous Materials except in compliance with applicable Environmental Law and have no knowledge of a threat of release of Hazardous Materials on any owned or leased real property or on any real property formerly owned, leased or occupied by Marquee or any Marquee Subsidiary not in compliance with applicable Environmental Laws, (vii) other than routine operational matters neither Marquee nor any of the Marquee Subsidiaries is undertaking, and neither Marquee nor any of the Marquee Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and (viii) there are no pending or, to the knowledge of Marquee, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, Occupational Safety and Health Laws, any Environmental Permits or any Hazardous Materials ("Environmental and Occupational Safety and Health Claims") against Marquee or any Marquee Subsidiary or any of their property or property to which Hazardous Materials generated, manufactured, received, transferred, used or processed by Marquee or any Marquee Subsidiary have been transported, treated, stored, handled, transferred, disposed, recycled or received and to the knowledge of Marquee there are no existing circumstances that can reasonably be expected to form the basis of any such Environmental and Occupational Safety and Health Claim.

         (c) Marquee and the Marquee Subsidiaries have delivered to SFX or Acquisition Sub copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of Marquee or the Marquee Subsidiaries.

         SECTION 3.23. ACCOUNTS RECEIVABLE. Except as would not have a Material Adverse Effect on Marquee, all of the accounts receivable reflected in the Marquee Balance Sheet or the Marquee Interim Balance Sheet or created thereafter (a) are valid receivables subject to no set-offs or counterclaims,
(b) are current and collectible and (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Marquee Balance Sheet or the Marquee Interim Balance Sheet, as the case may be, as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of Marquee and the Marquee Subsidiaries.

         SECTION 3.24. INSURANCE. Section 3.24 of the Marquee Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Marquee or any Marquee Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year. With respect to each such insurance policy designated as "current": (a) the policy is in full force and effect, (b) Marquee has not received notice from any insurance carrier of the intention of such carrier to discontinue any such policy, (c) neither Marquee nor any Marquee Subsidiary is, and, to the knowledge of Marquee, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (d) no party to the policy has repudiated any provision thereof. Section 3.24 of the Marquee Disclosure Schedule lists any self-insurance arrangements affecting any of Marquee and the Marquee Subsidiaries. All material assets and risks of Marquee and each Marquee Subsidiary are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of Marquee or such Marquee Subsidiary.

         SECTION 3.25. REAL PROPERTY AND LEASES.

         (a) Section 3.25(a) of the Marquee Disclosure Schedule lists and describes briefly all real property that any of Marquee and each Marquee Subsidiary owns. With respect to each such parcel of owned real property and except as noted in Section 3.25(a) of the Marquee Disclosure Schedule: (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any liens or encumbrances, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would have a Material Adverse Effect on Marquee's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would have a Material Adverse Effect on Marquee's use of such property.

         (b) Section 3.25(b) of the Marquee Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Marquee and any Marquee Subsidiary. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable against Marquee or such Marquee Subsidiary, and in full force and effect in all material respects, (ii) to the knowledge of Marquee, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) no party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) none of Marquee or any Marquee Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub-leasehold, and (vi) except as would not have a Material Adverse Effect on Marquee, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) legally required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

         SECTION 3.26. INTERESTED PARTY TRANSACTIONS. No event or transaction has occurred or been entered into that would be required to be, and has not been, reported by Marquee as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in the Marquee SEC Reports filed as of the date of this Agreement, neither Marquee nor any Marquee Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or affiliate of Marquee or of any Marquee Subsidiary.

         SECTION 3.27. CLIENTS AND EVENTS. No client, sponsor or customer of Marquee or any Marquee Subsidiary that during the 12 month period preceding the date of this Agreement individually accounted for at least 1%, or in the aggregate accounted for 5%, of Marquee's consolidated gross revenues (i) has indicated to Marquee or any Marquee Subsidiary that it will stop, or decrease materially the rate of, buying services or products of Marquee and the Marquee Subsidiaries or (ii) has at any time on or after March 31, 1998 decreased materially its usage of the services or products of Marquee and the Marquee Subsidiaries. Marquee and the Marquee Subsidiaries have not received any notice or other indication of the termination or reduction of Marquee's or any Marquee Subsidiary's involvement in or receipt of fees from any event that Marquee or such Marquee Subsidiary promoted, organized or otherwise derived revenues from during such preceding 12 month period, except for such events that individually accounted for less than 1%, or in the aggregate accounted for 5%, of Marquee's consolidated gross revenues during such preceding 12 month period.

         SECTION 3.28. RESTRICTIONS ON BUSINESS ACTIVITIES. To the knowledge of Marquee, there is no material agreement, judgment, injunction, order or decree binding upon Marquee or any Marquee Subsidiary that has, or reasonably could be expected to have, the effect of prohibiting or materially impairing any current or future business practice of Marquee or any Marquee Subsidiary, any acquisition of property by Marquee or any Marquee Subsidiary or the conduct of business by Marquee or any Marquee Subsidiary as currently conducted or as proposed to be conducted by Marquee or any Marquee Subsidiary.

         SECTION 3.29. CORPORATE RECORDS. The books of account, minute books, stock record books and other records of Marquee and the Marquee Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. The minute books of Marquee and the Marquee Subsidiaries made available to SFX contain true, complete and correct records of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Marquee and each Marquee Subsidiary, and reflect all transactions referred to in such minutes accurately in all material respects.

         SECTION 3.30. STATE TAKEOVER STATUTES. The Board of Directors of Marquee has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. To Marquee's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or any of the Transactions.

     ARTICLE IV -REPRESENTATIONS AND WARRANTIES OF SFX AND ACQUISITION SUB

         Except as set forth in the Disclosure Schedule delivered by SFX to Marquee attached hereto as Exhibit B (the "SFX Disclosure Schedule"), which identifies exceptions by specific section references, SFX and Acquisition Sub hereby, jointly and severally, represent and warrant to Marquee that:

         SECTION 4.01. CORPORATE ORGANIZATION AND QUALIFICATION. SFX is a corporation, and each subsidiary of SFX (each a "SFX Subsidiary" and collectively, the "SFX Subsidiaries") is a corporation or other entity, in each case (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) which has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SFX and each SFX Subsidiary are duly qualified or licensed as a foreign corporation (or other entity) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on SFX.

         SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. SFX has heretofore made available to Marquee a complete and correct copy of the Certificate of Incorporation and Bylaws of SFX, and the Certificate of Incorporation and Bylaws of Acquisition Sub, each as amended to date. Neither SFX nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

         SECTION 4.03. OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES. Acquisition Sub is a direct or indirect wholly-owned subsidiary of SFX. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 4.04. CAPITALIZATION. The authorized capital stock of SFX consists of 100,000,000 shares of SFX Class A Common Stock, 10,000,000 shares of Class B Common Stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of July 20, 1998, 28,753,194 shares of SFX Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and no shares have been issued or become outstanding between such date and the date hereof, other than pursuant to exercise of outstanding options or warrants of SFX described in Section 4.04 of the SFX Disclosure Schedule or as disclosed in an SFX SEC Report (as defined herein) filed prior to the date hereof. As of the date hereof, (a) 1,697,037 shares of Class B Common Stock of SFX were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (b) no shares of preferred stock were issued and outstanding. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by SFX. Except as contemplated by this Agreement, as set forth in Section 4.04 of the SFX Disclosure Schedule or as disclosed in an SFX SEC Report filed prior to the date hereof, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SFX or any SFX Subsidiary, obligating SFX or any SFX Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, SFX or any SFX Subsidiary. Except as disclosed in an SFX SEC Report, there are no outstanding contractual obligations of SFX or any SFX Subsidiary to repurchase, redeem or otherwise acquire any shares of SFX Common Stock, or any capital stock of, or any equity interests in, any SFX subsidiary. The shares of SFX Class A Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, SFX's Certificate of Incorporation or Bylaws or any agreement to which SFX is a party or by which SFX is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

         SECTION 4.05. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of SFX and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SFX and Acquisition Sub and the consummation by SFX and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SFX or Acquisition Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of SFX Class A Common Stock pursuant to the Merger, the applicable rules and regulations of the Nasdaq Stock Market, and with respect to the Merger, the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by SFX and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by Marquee, constitutes a legal, valid and binding obligation of each of SFX and Acquisition Sub enforceable against each of SFX and Acquisition Sub in accordance with its terms.

         SECTION 4.06. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.06(b) of the SFX Disclosure Schedule or in
Section 4.06(b) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of SFX or any SFX Subsidiary, (ii) conflict with or violate any Law applicable to SFX or any SFX Subsidiary or by which any property or asset of any of them is bound or affected or (iii) except as specified in Section 4.06(a)(iii) of the SFX Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of SFX or any SFX Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SFX or any SFX Subsidiary is a party or by which SFX or any SFX Subsidiary or any property or asset of any of them is bound or affected, except, in any cases enumerated in clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on SFX or prevent SFX and Acquisition Sub from timely performing their respective obligations under this Agreement and consummating the Transactions.

         (b) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) such filings with and approvals of the Nasdaq Stock Market to permit the shares of SFX Class A Common Stock to be listed, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on SFX and would not prevent or delay consummation of the Transactions, or otherwise prevent SFX or Acquisition Sub from performing their respective obligations under this Agreement.

         SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) SFX has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "SFX SEC Reports"). The SFX SEC Reports after giving effect to any amendments thereto, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SFX SEC Reports was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of SFX and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on SFX).

         (c) Except (i) to the extent set forth on the audited consolidated balance sheet of SFX as of December 31, 1997, including the notes to the audited financial statements of which such balance sheet is a part and which is included in SFX's Form 10-K for the year ended December 31, 1997 (the "SFX Balance Sheet"), or (ii) to the extent set forth on the consolidated balance sheet of SFX as of March 31, 1998, including the notes to the financial statements of which such balance sheet is a part and which is included in SFX's Form 10-Q for the three months ended March 31, 1998 (the "SFX Interim Balance Sheet"), neither SFX nor any SFX Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (x) the ordinary course of business consistent with past practice since March 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFX or (y) connection with this Agreement.

         (d) SFX has heretofore made available to Marquee true, complete and correct copies of all amendments and modifications (if any) that have not been filed by SFX with the SEC to all agreements, documents and other instruments that previously had been filed by SFX as exhibits to the SFX SEC Reports and are currently in effect.

         SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since March 31, 1998, except in the ordinary course and in a manner consistent with SFX's past practice or as contemplated by, or disclosed pursuant to, this Agreement, including Section 4.08 of the SFX Disclosure Schedule, or disclosed in any SFX SEC Report filed since March 31, 1998, there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having or reasonably likely to have a Material Adverse Effect on SFX, (ii) any material change by SFX in its accounting methods, principles or practices, or
(iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of SFX or any redemption, purchase or other acquisition of any of its securities.

         (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 4.09. ABSENCE OF LITIGATION. Section 4.09 of the SFX Disclosure Schedule sets forth each instance in which any of SFX and the SFX Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of SFX and the SFX Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the SFX SEC Reports filed as of the date of this Agreement and which (x) would reasonably be expected to have a Material Adverse Effect on SFX or (y) would prevent or delay consummation of the Transactions or otherwise prevent SFX from timely performance of its obligations under this Agreement. Neither SFX nor any SFX Subsidiary nor any property or asset of SFX or any SFX Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

         SECTION 4.10. TAXES. Except as described in Section 4.10 of the SFX Disclosure Schedule:

         (a) SFX and each of the SFX Subsidiaries have filed all material Tax Returns that they were required to file, or requests for extensions to file such returns have been timely filed, granted and have not expired, or requests for extensions to file such returns have been timely filed, have been granted and have not expired. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on any Tax Return by any of SFX and the SFX Subsidiaries have been paid. No claim has ever been made by an authority in a jurisdiction where any of SFX and the SFX Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. There are no Tax liens on any of the assets of any of SFX and the SFX Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than those which in the aggregate would not have a Material Adverse Effect or Taxes being contested in good faith by appropriate proceedings.

         (b) No deficiencies for any Taxes have been proposed, asserted or assessed against SFX or any of the SFX Subsidiaries that are not adequately provided for on its financial statements, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on SFX, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax Returns of SFX and each SFX Subsidiary consolidated in such returns have been either examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes, and, during the past three years, no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation.

         (c) SFX and the SFX Subsidiaries shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of
Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law.

         (d) Each of SFX and the SFX Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         SECTION 4.11. OPINION OF FINANCIAL ADVISOR. SFX has received the written opinion of Lehman Brothers (the "SFX Banker") on the date of this Agreement to the effect that the Merger Consideration to be offered by SFX in the Merger is fair, from a financial point of view, to SFX as of the date thereof.

         SECTION 4.12. BROKERS. No broker, finder or investment banker (other than the SFX Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SFX or any SFX Subsidiary.

         SECTION 4.13. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the SFX Independent Committee has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of SFX approve the Merger, (b) the Board of Directors of SFX has unanimously adopted a resolution (with two abstentions) (i) approving the Merger, based on a determination that the Merger is in the best interests of the SFX stockholders, and (ii) approving and adopting this Agreement and the Transactions.

         SECTION 4.14. PERMITS; COMPLIANCE. Each of SFX and the SFX Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority legally necessary for SFX or any SFX Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SFX.

         SECTION 4.15. CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, SFX, each SFX Subsidiary and, to the knowledge of SFX, each director, officer, authorized agent or employee of SFX or any SFX Subsidiary have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of SFX and the SFX Subsidiaries, except, in each case, as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SFX.

         SECTION 4.16. INTERESTED PARTY TRANSACTIONS. No event or transaction has occurred or been entered into that would be required to be, and has not been, reported by SFX as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in the SFX SEC Reports filed as of the date of this Agreement, SFX does not have any liability or any other obligation of any nature whatsoever to any officer, director or affiliate of SFX.

         SECTION 4.17. ERISA COMPLIANCE. With respect to each "employee benefit plan" (as defined in Section 3(1) of ERISA) maintained or contributed to by SFX, no event has occurred and, to the knowledge of SFX, no condition or set of circumstances exists, in connection with which SFX could be subject to any liabilities (except liabilities for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law that are individually or in the aggregate reasonably likely to have a Material Adverse Effect on SFX.

               ARTICLE V - CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY MARQUEE PENDING THE MERGER. Marquee covenants and agrees that, from the date of this Agreement until the earlier of (x) the date on which this Agreement is terminated and (y) the Effective Time, except as contemplated by this Agreement, Marquee shall, and shall cause the Marquee Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, during the aforementioned period, except as contemplated by this Agreement, Marquee shall not, and shall not permit any Marquee Subsidiary to, without the consent of SFX (which shall not be unreasonably withheld):

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Marquee Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) other than as set forth in Section 5.01(b) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon, purchase, redeem or otherwise acquire any shares of capital stock of Marquee or any Marquee Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than as set forth in Section 5.01(b) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon;

         (c) amend its Certificate of Incorporation, Bylaws or other comparable organizational documents;

         (d) except as and to the extent set forth in the Acquisition Contracts, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Marquee and the Marquee Subsidiaries, taken as a whole;

         (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to Marquee and the Marquee Subsidiaries, taken as a whole;

         (f) except in the ordinary course of business consistent with past practice, except as set forth in Section 5.01(f) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon and except for intercompany Indebtedness between Marquee and any Marquee Subsidiary or between Marquee Subsidiaries, (i) incur or guarantee any Indebtedness, or
(ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Marquee or any direct or indirect wholly owned Marquee Subsidiary or to officers and employees of Marquee or any Marquee Subsidiary for travel, business or relocation expenses in the ordinary course of business;

         (g) make or agree to make any new capital expenditures which in the aggregate are in excess of $50,000;

         (h) make any tax election that could reasonably be expected to have a Material Adverse Effect on Marquee or settle or compromise any material income tax liability;

         (i) except as required by Law, and except in the ordinary course of business or as would not (x) reasonably be expected to have a Material Adverse Effect on Marquee or (y) prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement, enter into (other than entry into the Acquisition Contracts and the agreement contemplated by Section 7.02(d)), modify, amend or terminate any material contract or agreement to which Marquee or any Marquee Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

         (j) except as required by Law, modify, amend or terminate any Acquisition Contract or waive, release or assign any material rights or claims thereunder;

         (k) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

         (l) fail to act in the ordinary course of business consistent with past practice of Marquee, exercising commercially reasonable care to (i) preserve substantially intact Marquee's and each Marquee Subsidiary's present business organization, (ii) keep available the services of any employee with an employment contract with Marquee or any Marquee Subsidiary, and (iii) preserve its present relationships with clients, sponsors, suppliers and others having significant business dealings with them;

         (m) fail to use commercially reasonable efforts to maintain the material assets of Marquee and each Marquee Subsidiary in their current physical condition, except for ordinary wear and tear and damage, provided that nothing contained herein shall be deemed to prohibit Marquee or the Marquee Subsidiaries from undertaking or completing any capital expenditures permitted by clause (g) hereof;

         (n) merge or consolidate with or into any other legal entity or dissolve or liquidate any Marquee Subsidiary;

         (o) except as required by the terms and provisions of written contracts between Marquee or any Marquee Subsidiary and an employee thereof as in existence on the date of this Agreement or as set forth in Section 5.01(o) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon, (i) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by Law, or (ii) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other personnel of Marquee or any Marquee Subsidiary (whether employees or independent contractors) other than as required by Law;

         (p) pay, discharge or satisfy any material (on a consolidated basis for Marquee and the Marquee Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for Marquee and the Marquee Subsidiaries, taken as a whole) accounts payable, liabilities or obligations when due and payable;

         (q) engage in any transactions with any of its affiliates other than
(i) transactions between Marquee and any Marquee Subsidiary or among Marquee Subsidiaries, or (ii) transactions disclosed as of the date of this Agreement in the Marquee SEC Reports; or

         (r) authorize, or commit or agree to take, any of the foregoing actions.

         SECTION 5.02. CONDUCT OF BUSINESS BY SFX PENDING THE MERGER. SFX covenants and agrees that, from the date of this Agreement until the earlier of
(x) the date on which this Agreement is terminated and (y) the Effective Time, unless Marquee shall otherwise agree in writing or except as otherwise required by this Agreement, SFX shall, and shall cause the SFX Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except where the failure to so act would not adversely affect SFX's ability to perform its obligations hereunder. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall prohibit SFX from (i) consummating acquisitions with respect to which definitive agreements have been executed as of the date hereof, (ii) entering into transactions, on an arm's length basis, in connection with the consummation of such acquisitions, including, without limitation, debt and/or equity financing, or (iii) entering into additional acquisition agreements on an arm's length basis.

         SECTION 5.03. OTHER ACTIONS. Between the date of this Agreement and the Effective Time, Marquee and SFX shall use their best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied. Marquee and SFX shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied.

                       ARTICLE VI - ADDITIONAL AGREEMENTS

         SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) Within 60 days after the execution of this Agreement, SFX and Marquee shall prepare and file with the SEC a preliminary proxy statement or a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") including therein a proxy statement to be sent to the stockholders of Marquee (the "Proxy Statement") and prospectus, in connection with the registration under the Securities Act of the shares of SFX Class A Common Stock to be issued to the holders of the Marquee Common Stock pursuant to the Merger. SFX and Marquee shall cooperate with each other in connection with any other filings with the SEC that either is obligated to make as a result of the Transactions. SFX and Marquee each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, SFX shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of SFX Class A Common Stock pursuant to the Merger. Each of Marquee and SFX shall pay its own expenses incurred in connection with the Registration Statement,

Proxy Statement and the Marquee Stockholders' Meeting (as defined herein), including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Marquee and SFX each shall pay one-half of any filing fees and printing expenses incurred in connection therewith. Marquee shall furnish all information concerning Marquee as SFX may reasonably request, and SFX shall furnish all information concerning SFX as Marquee may reasonably request, in each case in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Marquee shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Marquee Independent Committee and the recommendation of the Board of Directors of Marquee in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors as determined by such directors in good faith after consultation with independent legal counsel.

         No amendment or supplement to the Proxy Statement or the Registration Statement will be made by SFX or Marquee without the approval of the other party, which shall not be unreasonably withheld. SFX and Marquee each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SFX Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         SFX shall prepare and submit to the Nasdaq Stock Market a listing application covering the shares of SFX Class A Common Stock issuable in the Merger (including shares issuable upon exercise of Options and Warrants), and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of SFX Class A Common Stock, subject to official notice of issuance. Marquee shall cooperate fully with SFX with respect to such listing.

         SFX shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement (and maintain the current status of the Prospectus contained therein) for so long as the Options and Warrants remain outstanding.

         (b) SFX represents, warrants and agrees that the information supplied by SFX or its representatives for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Marquee, (iii) the time of the Marquee Stockholders' Meeting, and (iv) the Effective Time (with respect to the Registration Statement only), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to SFX or any SFX Subsidiary, or their respective officers or directors, should be discovered by SFX which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, SFX shall promptly inform Marquee. Notwithstanding the foregoing, SFX and Acquisition Sub make no representation or warranty with respect to any information supplied by Marquee or any of its representatives which is contained in the Registration Statement or Proxy Statement. All documents that SFX is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

         (c) Marquee represents, warrants and agrees that the information supplied by Marquee or its representatives for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Marquee, (iii) the time of the Marquee Stockholders' Meeting, and (iv) the Effective Time (with respect to the Registration Statement only), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Marquee or any Marquee Subsidiary, or their respective officers or directors, should be discovered by Marquee which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Marquee shall promptly inform SFX. Notwithstanding the foregoing, Marquee makes no representation or warranty with respect to any information supplied by SFX or Acquisition Sub or any of their representatives in the Registration Statement or Proxy Statement. All documents that Marquee is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

         (d) Marquee, SFX and Acquisition Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

         SECTION 6.02. STOCKHOLDERS' MEETINGS. Marquee shall call a meeting of its stockholders (the "Marquee Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger, and Marquee shall use all commercially reasonable efforts to hold the Marquee Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Without limiting the generality of the foregoing, Marquee agrees that its obligations pursuant to the preceding sentence shall not be affected by the commencement, public proposal, public disclosure or communication to Marquee of any Takeover Proposal (as defined hereinafter), unless this Agreement has been terminated. Unless otherwise required under applicable fiduciary duties of Marquee's directors, as determined in good faith after consultation with independent legal counsel, Marquee shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.

         SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) Marquee, SFX and Acquisition Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from all applicable Governmental Authorities all consents, licenses, permits, waivers, approvals, authorizations or orders legally required to be obtained or made by SFX or Marquee or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (B) the rules and regulations of the Nasdaq National Market, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, and (E) all other applicable Laws; provided that SFX and Marquee shall cooperate fully with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Marquee and SFX shall use reasonable best efforts to furnish to each other all information required for each application or other filing to be made pursuant to the rules and regulations of the Nasdaq National Market and all applicable Laws (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the Transactions.

         (b) (i) Each of SFX and Marquee shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (A) legally necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Marquee Disclosure Schedule or the SFX Disclosure Schedule or (C) required to prevent a Material Adverse Effect on SFX or Marquee from occurring prior to or after the Effective Time; provided, however, that "commercially reasonable efforts" as used in this Agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any approvals or consents, including, without limitation, the initiation or prosecution of legal proceedings. At Closing, Marquee will deliver landlord estoppel certificates in form reasonably satisfactory to SFX.

         (ii) If SFX or Marquee fails to obtain any third party consent described in subsection (b)(i) above, then it shall use its commercially reasonable efforts, and shall take any actions reasonably requested by the other party, to minimize any adverse effect upon Marquee and SFX, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (c) From the date of this Agreement until the earlier of (x) the termination of this Agreement and (y) the Effective Time, each party shall promptly notify the other party of any actual or, to the best knowledge of the first party, threatened action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger, the conversion of Marquee Common Stock into SFX Class A Common Stock pursuant to the Merger or the Transactions or
(ii) seeking to restrain or prohibit the consummation of the Merger or the Transactions or otherwise limit the right of SFX to own or operate all or any portion of the businesses or assets of Marquee, which in either case is reasonably likely to have a Material Adverse Effect on Marquee prior to the Effective Time, or a Material Adverse Effect on SFX (including the Surviving Corporation) after the Effective Time.

         SECTION 6.04. ACCESS TO INFORMATION. (a) From the date hereof until the earlier of (x) the termination of this Agreement and (y) the Effective Time, SFX and Marquee will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

         (b) Marquee shall cooperate fully (with SFX responsible for all reasonable costs and expenses) with SFX in connection with certain financing transactions SFX may undertake. In connection therewith, at the request of SFX, Marquee (with SFX responsible for all reasonable costs and expenses) will cause its officers, directors, employees, representatives, consultants and advisors to assist in the preparation of offering memoranda and pro forma financial information and to participate in any road show presentations SFX shall undertake in connection therewith, provided that such assistance shall not unreasonably interfere with the performance by any of such officers, directors, employees, representatives, consultants or advisors of services for Marquee. In furtherance of the foregoing, Marquee shall use its best efforts to cause its auditors to provide and allow the filing of consents and "comfort letters" and other documentation as may be required for the inclusion of any financial statements of Marquee prepared at the request of SFX, to allow such financial statements to be used in public or private financing documents.

         SECTION 6.05. ACQUISITION PROPOSALS. Neither Marquee nor any Marquee Subsidiary shall initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Takeover Proposal, or enter into an agreement with respect to any Takeover Proposal or agree to or endorse any Takeover Proposal, or authorize or permit any of the officers, directors or employees of Marquee or any Marquee Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Marquee or any Marquee Subsidiary to take any such action, and Marquee shall promptly notify SFX of all relevant terms and conditions of any such inquiries and proposals received by Marquee or any Marquee Subsidiary or by any such officer, director, investment banker, financial advisor or attorney (including the identity of the person from whom such inquiry or proposal was received), and if such inquiry or proposal is in writing, Marquee shall deliver or cause to be delivered to SFX a copy of such inquiry or proposal; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Marquee or any Marquee Subsidiary or their representatives from (i) furnishing information to, facilitating, entering into discussions or negotiations with, or agreeing with, any person or entity in connection with an unsolicited bona fide Takeover Proposal that involves consideration to Marquee's stockholders with a value that the Board of Directors of Marquee reasonably believes, after consultation with the Marquee Banker, is superior to the consideration provided for in the Merger, if, and only to the extent that (A) the Board of Directors of Marquee, after consultation with independent legal counsel determines in good faith that such action is required for the Board of Directors of Marquee to comply with its fiduciary duties to stockholders imposed by applicable Law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Marquee (x) provides as promptly as practicable written notice to SFX of Marquee's intention to furnish such information to, or begin such discussions or negotiations with, such person or entity and (y) obtains from such person or entity a customary confidentiality agreement, or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" shall mean any of the following involving Marquee or any Marquee Subsidiary:
(i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Marquee and the Marquee Subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 25% or more of any outstanding class of capital stock of Marquee or the filing of a registration statement under the Securities Act in connection therewith, (iv) the acquisition by any person of "beneficial ownership" or the right to acquire beneficial ownership of, or the formation of any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of any class of capital stock of Marquee, or (v) any public announcement of a proposal, plan or intention to do any of the foregoing.

         SECTION 6.06. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Marquee or any of the Marquee Subsidiaries, or an employee of Marquee or any of the Marquee Subsidiaries who acts as a fiduciary under any employee benefit plan of Marquee or any of the Marquee Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or such an employee of Marquee or any of the Marquee Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation and Bylaws, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation and Bylaws; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to SFX, and the Surviving Corporation shall pay all fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event each such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation. SFX hereby unconditionally and irrevocably guarantees the full and prompt payment and performance of any and all of the Surviving Corporation's obligations under this Agreement. The indemnification provisions in the Surviving Corporation's Certificate of Incorporation and Bylaws shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any matter that would affect adversely the rights thereunder of any Indemnified Party, unless such modification shall be required by Delaware Law.

         (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Marquee covering all of the individuals currently covered thereby (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay annual premiums for such insurance in excess of 200% in the aggregate of Marquee's current annual premium unless SFX continues to maintain its directors' and officers' liability insurance despite a comparable increase; and provided further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

         SECTION 6.07. OBLIGATIONS OF ACQUISITION SUB. SFX shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and hereby irrevocably and unconditionally guarantees all such obligations of Acquisition Sub.

         SECTION 6.08. PUBLIC ANNOUNCEMENTS. SFX and Marquee shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Effective Time, Marquee will not issue any other press release or otherwise make any public statements regarding its business, except, in each case, as may be required by Law or any listing agreement with the American Stock Exchange or any other exchange to which Marquee is a party. Marquee and SFX shall consult with each other concerning the means by which the employees, clients, sponsors and suppliers of, and others having dealings with, Marquee and the Marquee Subsidiaries will be informed of the Transactions.

         SECTION 6.09. NOTIFICATION OF CERTAIN MATTERS. (a) Between the date of this Agreement and the Closing Date, each of Marquee and SFX shall promptly notify the other party in writing (i) if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, (ii) if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) in the event of any breach of any covenant contained in this Agreement or (iv) of the occurrence of any event or change (A) making, or which insofar as can be reasonably foreseen would make, the satisfaction of the conditions contained in Article VII impossible or unlikely or (B) having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect on such party. The delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (b) If any fact, condition or event described in paragraph (a) above would require any change in the Marquee Disclosure Schedule or the SFX Disclosure Schedule if such disclosure schedule were dated the date of the occurrence or discovery of any such fact or condition, then Marquee or SFX, as the case may be, will promptly deliver to the other party a supplement to such disclosure schedule specifying such change. If the receiving party does not deliver written notice of termination pursuant to Section 8.01(e) or Section 8.01(f) within 20 days after delivery of such supplement, then the portions of the applicable disclosure schedule relating to the delivering party's representations and warranties (but no other portion of such disclosure schedule) shall be deemed to have included the information set forth in such supplement as if set forth therein on the date hereof and for all purposes hereof, including, without limitation, Sections 7.02(a) and 7.03(a).

         SECTION 6.10. FURTHER ACTION. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time, including, without limitation, any required documents to permit SFX to assume the Options and Warrants; provided, however, that this Section shall not require either party to undertake extraordinary or commercially unreasonable measures in connection therewith, including, without limitation, the initiation or prosecution of legal proceedings.

         SECTION 6.11. AFFILIATE AGREEMENTS; TAX TREATMENT. (a) Section 6.11(a) of the Marquee Disclosure Schedule lists the names and addresses of those persons who are, in Marquee's reasonable judgment, "affiliates" of Marquee within the meaning of Rule 145 under the Securities Act (each, a "Marquee Affiliate"). Marquee shall use all best efforts to obtain Affiliate Agreements in the form of Exhibit C hereto ("Affiliate Agreements") from (i) at least 30 days prior to the Effective Time, each of the officers, directors and stockholders of Marquee specified in Section 6.11(a) of the Marquee Disclosure Schedule and (ii) any person who may be deemed to have become an Marquee Affiliate (under Rule 145 under the Securities Act) after the date of this Agreement and on or prior to the Effective Time as soon as practicable after the date on which such person attains such status. Each party hereto shall use its best efforts to cause the Merger to qualify as a reorganization qualifying under the provisions of Section 368(a) of the Code, including, without limitation, that SFX agrees that, with respect to the Merger, it will, and will cause the Surviving Corporation to, satisfy the continuity of business enterprise requirements within the meaning of Treas. Reg. Section 1.368-1(d).


         (b) Both on the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of Marquee and on the date that the Merger is consummated, Marquee and SFX shall receive an opinion of Baker & McKenzie, reasonably satisfactory in form and substance to Marquee and its counsel Paul, Hastings, Janofsky & Walker LLP and SFX, based, in each case, upon representation letters substantially in the form of Exhibits D and E, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, (ii) SFX, Acquisition Sub and Marquee will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) neither the stockholders of Marquee nor Marquee shall recognize any gain or loss or dividend income for U.S. federal income Tax purposes as a result of the Merger, other than (in the case of the stockholders of Marquee) to the extent such stockholders receive cash in lieu of fractional shares in the Merger.

         SECTION 6.12. EMPLOYEE BENEFIT PLANS. SFX and Marquee agree that the Benefit Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined by SFX after the Effective Time. To the extent such Benefit Plans are not continued, it is the current non-binding intent of the parties that employee benefit plans of SFX which are no less favorable, in the aggregate, to the employees covered by such plans shall be provided.

         SECTION 6.13. RELEASES. Marquee shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the amendment to the Unit Purchase Option in the form attached hereto as Exhibit F from the holder(s) of the Unit Purchase Option ("Release Agreement").

         SECTION 6.14. CERTAIN AGREEMENTS. Marquee shall use its best efforts to enter into the agreements (and consummate the transactions contemplated therein) listed in Section 6.14 of the SFX Disclosure Schedule substantially in such manner as set forth therein.

         SECTION 6.15. GOVERNANCE. At or prior to the Effective Time, SFX will cause Robert M. Gutkowski to be appointed as a non-voting observer to the Board of Directors of SFX.

                     ARTICLE VII - CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Marquee, SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of Marquee in accordance with Delaware Law and Marquee's Certificate of Incorporation and Bylaws;

         (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such Order that may be entered;

         (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

         (d) SFX and Marquee shall have received from the Nasdaq Stock Market evidence that the shares of SFX Class A Common Stock to be issued to the stockholders of Marquee in the Merger shall be listed on the Nasdaq National Market immediately following the Effective Time;

         (e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (f) SFX and Marquee shall have received the tax opinion provided for in Section 6.11; and

         (g) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except (x) for filings in connection with the Merger and any other documents required to be filed after the Effective Time and (y) where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on either the business of Marquee and the Marquee Subsidiaries, taken as a whole, following the Effective Time, or the business of SFX and the SFX Subsidiaries, taken as a whole, following the Effective Time.

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF SFX AND ACQUISITION SUB. The obligations of SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) Marquee shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time, and the representations and warranties of Marquee set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a Material Adverse Effect on Marquee, and SFX shall have received a certificate signed on behalf of Marquee by the chief executive officer and the chief financial officer of Marquee to such effect;

         (b) SFX shall have received a signed Affiliate Agreement from each Marquee Affiliate and any other person who may be deemed to have become an affiliate of Marquee (under Rule 145 under the Securities Act) after the date of this Agreement and at or prior to the Effective Time;

         (c) since the date of this Agreement, there shall not have occurred any Material Adverse Effect relating to Marquee, and SFX shall have received a certificate, subject to a knowledge qualification, of the chief executive officer and chief financial officer of Marquee to that effect;

         (d) Marquee shall have entered into a credit agreement with BankBoston, N.A. on substantially the same terms as set forth in the commitment letter between Marquee and BankBoston, N.A. dated June 19, 1998, a copy of which has been provided to SFX;

         (e) each of the Escrow Releases, the Settlement Agreement and the Employment Agreement Amendments shall remain in full force and effect; and

         (f) Marquee shall have (i) consummated the acquisition set forth in
Section 7.02(f) of the Marquee Disclosure Schedule substantially as described therein or (ii) entered into an agreement to acquire one or more comparable entities (including, without limitation, in terms of EBITDA and operations) on comparable terms and conditions (including, without limitation, purchase price), such entity or entities, terms and conditions being acceptable to SFX (including the SFX Independent Committee) and the SFX Banker in their sole discretion.

         SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF MARQUEE. The obligations of Marquee to consummate the Merger are subject to the satisfaction of the following additional conditions:

         (a) SFX and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by them on or prior to the Effective Time, and the representations and warranties of SFX and Acquisition Sub set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a Material Adverse Effect on SFX, and Marquee shall have received a certificate signed on behalf of SFX by the chief executive officer and the chief financial officer of SFX to such effect; and

         (b) since the date of this Agreement, there shall not have occurred any Material Adverse Effect relating to SFX, and Marquee shall have received a certificate, subject to a knowledge qualification, of the chief executive officer and the chief financial officer of SFX to that effect.

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors (including the Marquee Independent Committee or the SFX Independent Committee, as the case may be) of each of SFX and Marquee;

         (b) by either SFX or Marquee, if either (i) the Effective Time shall not have occurred on or before March 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a) and under the proviso to Section 7.01(b);

         (c) by SFX, if (i) the Marquee Independent Committee or the Board of Directors of Marquee fails to recommend, withdraws, or materially modifies or materially changes, their recommendations of this Agreement or the Merger in a manner adverse to SFX or shall have resolved to do any of the foregoing, (ii) the Marquee Independent Committee or the Board of Directors of Marquee shall have recommended to the stockholders of Marquee a Takeover Proposal or shall have failed to recommend against accepting a Takeover Proposal or take no position with respect thereto or shall have resolved to do any of the foregoing, or (iii) any person (other than SFX, Acquisition Sub or any affiliate thereof) shall have acquired "beneficial ownership" or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of any class of capital stock of Marquee;

         (d) by Marquee or SFX, if the stockholders of Marquee shall have failed to approve and adopt this Agreement, the Merger and the other Transactions at a meeting duly convened therefor;

         (e) by SFX, upon a breach of any representation, warranty, covenant or agreement on the part of Marquee set forth in this Agreement, or if any representation or warranty of Marquee shall have become untrue, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a "Terminating Marquee Breach"); provided, however, that such Terminating Marquee Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (provided that SFX is not then in Material Breach of any representation, warranty, covenant or agreement set forth in this Agreement);

         (f) by Marquee, upon breach of any representation, warranty, covenant or agreement on the part of SFX set forth in this Agreement, or if any representation or warranty of SFX shall have become untrue, in either case such that the conditions set forth in Section 7.03 would not be satisfied ("Terminating SFX Breach"); provided, however, that such Terminating SFX Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that Marquee is not then in Material Breach of any representation, warranty, covenant or agreement set forth in this Agreement);

         (g) by Marquee or the Marquee Independent Committee, upon the revocation by the Marquee Banker of its written fairness opinion if such revocation was (i)(A) directly related to a material misstatement or omission contained in the information regarding SFX provided to the Marquee Banker by SFX, and (B) Marquee does not directly or indirectly solicit such a revocation or (ii) a direct result of a Material Adverse Effect with respect to SFX;

         (h) by SFX or the SFX Independent Committee, upon the revocation by the SFX Banker of its written fairness opinion if such revocation was (i)(A) directly related to a material misstatement or omission contained in the information regarding Marquee provided to the SFX Banker by Marquee, and (B) SFX does not directly or indirectly solicit such a revocation or (ii) a direct result of a Material Adverse Effect with respect to Marquee;

         (i) by Marquee, if Marquee accepts a Takeover Proposal in accordance with its obligations under Section 6.05; provided that it complies with the applicable requirements of Section 8.02; or

         (j) by SFX, if the Reported Price for the SFX Class A Common Stock for any twenty consecutive trading days beginning on or after the date hereof is less than $32.00, upon written notice of such termination delivered to Marquee within five trading days of such twentieth consecutive trading day.

         SECTION 8.02. FEES AND EXPENSES; EFFECT OF TERMINATION. (a) Except as provided in Section 6.01 and below in this Section 8.02, and except for filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by SFX and 50% of which shall be paid by Marquee, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) Marquee shall pay, or shall cause to be paid, upon demand in same day funds to SFX a termination fee (the "Termination Fee") of $1,800,000, and Specified Expenses (as defined herein), if:

         (i) this Agreement is terminated pursuant to Section 8.01(i) or
   Section 8.01(c) (except in the event a termination occurs pursuant to Section 8.01(c)(i) due to the occurrence of an event described in Section 8.01(f) or 8.01(g)); or

         (ii) this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(d) and in either event a Takeover Proposal has been made prior to such termination and definitive documentation with respect to such Takeover Proposal is entered into within 12 months of such termination.

         (c) Except in connection with a termination pursuant to which the Termination Fee would otherwise be due and owing, Marquee shall pay SFX upon demand a fee in same day funds of $1,000,000, if this Agreement is terminated pursuant to Section 8.01(d).

         (d) The fees and expenses pursuant to this section shall be paid without reservation of rights or protests, and Marquee, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

         (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section
8.02 and Article IX.

         No termination of this Agreement pursuant to Section 8.01(e), (f), (g) or (h) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if SFX is required to file suit to seek the Termination Fee or Specified Expenses, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.

         (f) As used herein, "Specified Expenses" means all reasonable out-of-pocket expenses and fees actually incurred or accrued by a party or on its behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to such party (including financing, commitment and other fees payable thereto), accountants and other experts and consultants to such party and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith; provided, however, that the aggregate amount of Specified Expenses shall not exceed $500,000.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement and the Merger by the stockholders of Marquee; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of Marquee without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto with the consent of its Independent Committee and Board of Directors may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                        ARTICLE IX - GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.10 and the agreements delivered pursuant to this Agreement shall survive the Effective Time indefinitely, or for such other term specified in any such agreements, and except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to SFX or Acquisition Sub:

                  SFX Entertainment, Inc.
                  650 Madison Avenue, 16th Floor
                  New York, New York 10022
                  Attention: Robert F.X. Sillerman
                  Facsimile: (212) 753-3188

                  with copies to:

                  Baker & McKenzie
                  Two Allen Center, Suite 1200
                  1200 Smith Street
                  Houston, Texas 77002-4579
                  Attention: Amar Budarapu
                  Facsimile: (713) 427-5099

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York 10128
                  Attention: Howard L. Shecter
                  Facsimile: (212) 309-7044

         if to Marquee:

                  The Marquee Group, Inc.
                  888 Seventh Avenue
                  New York, New York 10019
                  Attention:  Robert M. Gutkowski
                  Facsimile:  (212) 977-4625

                  with a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue, 31st Floor
                  New York, New York 10022
                  Attention: William F. Schwitter
                  Facsimile: (212) 319-4090

         SECTION 9.03. CERTAIN DEFINITIONS. Unless the context requires otherwise, for purposes of this Agreement, the term:

         (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

         (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

         (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

         (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the rights, interests and obligations hereunder of Acquisition Sub may be assigned to any SFX Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Section 6.06, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. INCORPORATION OF SCHEDULES. The Marquee Disclosure Schedule and the SFX Disclosure Schedule referred to herein and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

         SECTION 9.08. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF MARQUEE AND ACQUISITION SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING

TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK.

         SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11. WAIVER OF JURY TRIAL. Each of SFX, Marquee and Acquisition Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of SFX, Marquee or Acquisition Sub in the negotiation, administration, performance and enforcement thereof.

         SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the Marquee Disclosure Schedule, the SFX Disclosure Schedule, the Exhibits attached hereto, and all documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, SFX, Acquisition Sub and Marquee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      SFX ENTERTAINMENT, INC.


                                      By: /s/ Robert F.X. Sillerman
                                          -------------------------------------
                                          Robert F.X. Sillerman
                                          Executive Chairman and
                                          Member of the Office of the Chairman



                                      SFX ACQUISITION CORP.


                                      By: /s/ Robert F.X. Sillerman
                                          -------------------------------------
                                          Robert F.X. Sillerman
                                          Executive Chairman



                                      THE MARQUEE GROUP, INC.


                                      By: /s/ Robert M. Gutkowski
                                          -------------------------------------
                                          Robert M. Gutkowski
                                          President and Chief Executive Officer